UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): September 5, 2008
MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State of incorporation	(Commission file number)	(I.R.S. employer identification number)
or organization)

4200 STONE ROAD
KILGORE, TEXAS	75662
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (903) 983-6200

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On September 5, 2008, Scott D. Martin and one of his affiliated partnerships (the “SDM Plaintiffs”), on behalf of themselves and derivatively on behalf of Martin Resource Management Corporation (“MRMC”), the owner of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P. (the “Partnership”), filed suit in a Harris County, Texas district court against MRMC, Ruben S. Martin, III, Robert Bondurant, Donald R. Neumeyer and Wesley Skelton, in their capacities as directors of MRMC (the “MRMC Director Defendants”), as well as 35 other officers and employees of MRMC (the “Other MRMC Defendants”). In addition to their respective positions with MRMC, Scott Martin and Ruben Martin are directors and officers of the Partnership’s general partner and Robert Bondurant, Donald Neumeyer and Wesley Skelton are officers of such general partner.
     The MRMC Director Defendants have advised the Partnership that the lawsuit relates to a dispute between Ruben Martin and Scott Martin concerning the control and business direction of MRMC, that they believe the allegations in the lawsuit are inaccurate and without merit and that they intend to vigorously defend against the same.
     The Partnership is not a party to the lawsuits referenced herein and the lawsuits do not assert any claims (i) against the Partnership, (ii) concerning the Partnership’s governance or operations or (iii) against the MRMC Director Defendants or Other MRMC Defendants with respect to their service to the Partnership.
     The SDM Plaintiffs allege, among other things, that the MRMC Director Defendants have breached their fiduciary duties owed to MRMC and the SDM Plaintiffs, entrenched their control of MRMC and diluted the ownership position of the SDM Plaintiffs and certain other minority shareholders in MRMC, and engaged in acts of unjust enrichment, excessive compensation, waste, fraud and conspiracy with respect to MRMC. The SDM Plaintiffs seek, among other things, to rescind the June 2008 issuance by MRMC of shares of its common stock under its 2007 Long-Term Incentive Plan to the Other MRMC Defendants and the MRMC Employee Stock Ownership Plan, remove the MRMC Director Defendants as officers and directors of MRMC, prohibit Ruben Martin, Wesley Skelton and Robert Bondurant from serving as trustees of the MRMC Employee Stock Ownership Plan, and place all of the MRMC common shares owned or controlled by Ruben Martin in a constructive trust that prohibits him from voting those shares.
     The lawsuit described above is in addition to (i) a previously disclosed lawsuit filed in May 2008 in a Gregg County, Texas district court by Scott Martin against Ruben Martin, which suit alleges, among other things, that Ruben Martin has breached a settlement agreement with Scott Martin concerning certain MRMC governance matters as well as fiduciary duties owed to Scott Martin in connection with their respective common stock ownership and other positions with MRMC, and (ii) a separate lawsuit filed in July 2008 in a Gregg County, Texas district court by the daughters of Ruben Martin against Scott Martin, both individually and in his capacity as trustee of the Ruben S. Martin, III Dynasty Trust, which suit alleges, among other things, that Scott Martin has engaged in self-dealing in his capacity as a trustee under the trust, which holds shares of MRMC common stock, and has breached his fiduciary duties owed to the plaintiffs, who are beneficiaries of the trust, and seeks to remove him as the trustee of the trust.

     In the event that a judgment is rendered against MRMC in the above-described litigation and such judgment is deemed to have a material adverse effect on the Partnership, the lenders under the Partnership’s credit facility would be entitled to declare an event of default under such facility and all amounts outstanding thereunder to be immediately due and payable. In addition, if as a result of the above-described litigation, either Ruben Martin or Scott Martin ceases to be the President and Chief Executive Officer of MRMC and no successor acceptable to the lenders is appointed within the time period specified in the credit agreement, then such lenders would also be entitled to declare an event of default under such facility. Furthermore, any circumstance that might be deemed to have a material adverse effect on the Partnership, including any circumstance that might be deemed to have a material adverse effect on MRMC, even though not a technical event of default under the Partnership’s credit facility, could result in the Partnership being unable to access additional borrowings thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.
	By:	Martin Midstream GP LLC,
Its General Partner

Date: September 9, 2008	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and Chief Financial Officer